Exhibit 8

                                                            Terence H. Matthews
                                                             [address redacted]

May 1, 2006

Personal & Confidential - By Hand

Mr. Peter D. Charbonneau
[address redacted]

Dear Peter,

The purpose of this letter agreement (the "Agreement") is to confirm and formalize the material terms of our oral agreement made February 16, 2001 wherein I granted to you the option to purchase 900,000 common shares of Mitel Networks Corporation ("Mitel") in recognition of services performed by you, at my request, during the transaction that resulted in the spin off of Mitel from Zarlink Semiconductor Corporation (the "Services").

By signing this Agreement, you and I agree that the material terms of our agreement are as follows:

     o I, Terence H. Matthews, on February 16, 2001 (the "Grant Date") granted to you an option to purchase 900,000 common shares of Mitel from Wesley Clover Corporation, or if agreed between us at the time of exercise, from my direct or other indirect holdings of Mitel common shares, at an exercise price of CDN$3.50 per share;

     o    the options shall expire ten (10) years from the Grant Date;

     o the options are fully vested as of the date of this Agreement, however, the options are not exercisable prior to the completion of a Qualified Initial Public Offering, as that term is defined in the Shareholders Agreement dated April 23, 2004; and

     o the options are not assignable or transferable by you or subject to any other alienation, sale, pledge or encumbrance by you except by will or by the laws of decent and distribution. Your obligations under this Agreement shall be binding on your heirs, executors and administrators.

This Agreement constitutes the entire understanding and agreement between us regarding your compensation for the Services. There are no other understandings or representations, whether written or oral, express, implied or collateral, between the parties with respect to the subject matter hereof.

Please confirm your acceptance of the terms and conditions set out in this Agreement by signing below and returning to Jose Medeiros a signed copy of this Agreement at your earliest convenience.

Yours truly,

/s/ Terence H. Matthews
---------------------------
Terence H. Matthews


Acknowledgement and Acceptance

I, Peter D. Charbonneau, have read and reviewed, in its entirety, this Agreement. I confirm that the Agreement constitutes the entire understanding and agreement between Terence H. Matthews and myself regarding my compensation for the Services, and I accept the terms and conditions set out above.

May 4, 2006                                            /s/ Peter D. Charbonneau
                                                       ------------------------
                                                       Peter D. Charbonneau